For Immediate Release:

Green EnviroTech Holdings, Inc. and BHP Engineering & Construction LP Form Strategic Partnership

JAMESTOWN, CA—(Marketwired – November 17, 2016) - Green EnviroTech Holdings, Corp. (OTC PINK : GETH ) has entered into an agreement with BHP Engineering & Construction LP (“BHP”), a specialist EPC in the oil and gas sector, to design and build Processing Plants. Under the terms of the agreement, BHP will serve as a strategic partner to Green EnviroTech, providing engineering, procurement and construction services for GETH’s End of Life Tire Processing Solutions.

“BHP has been an outstanding partner over the last six months as we worked together to complete the process performance certification for our GEN 1 End of Life Tire Processing Solution; and to complete the engineering design for our ‘copy exact’ Processing Plants,” said Gary De Laurentiis, GETH’s CEO and chairman. “BHP shares our vision and passion for using industrial approaches to create a more sustainable planet.”

Chris Bowers, CEO of Smart Fuel Solutions, added, “BHP brings more than 30 years’ of engineering and construction experience in the oil and gas sector to our projects. Their engineering design and project management discipline further strengthens my belief that our GEN 1 End of Life Tire Processing Solution will perform to expectations when first deployed next year, and continue to perform for the life of the Processing Plant. Combining the capabilities of BHP with the capabilities of Schneider Electric (see press release November 10, 2016), and the capabilities of my colleagues means that we have put together a winning team.”

Dong Pham, President of BHP Engineering & Construction LP added, “GETH’s team have developed an integration scheme for their End of Life Tire Processing Solution that is robust and delivers excellent financial returns. We have been, and continue to be, involved in the engineering of the Processing Plant. We look forward to building the first End of Life Tire Processing Plants in 2017.”

Forward-Looking Statements

GETH cautions that statements made in press releases constitute forward-looking statements, and makes no guarantees of future performance. Actual results/developments may differ materially from projections in forward-looking statements. Forward-looking statements are based on estimates and opinions of management at the time statements are made.

About GreenEnviroTech Holdings

Green EnviroTech Holdings, Inc. (GETH) is a pioneer in sustainable development. Our mission is to find and implement practical, economical solutions that will clean up the environment. Our technologies will convert waste into valuable products and help to protect the planet.

About Smart Fuel Solutions

Smart Fuel Solutions (SFS) is an operating company whose team has 50 years of combined experience in the waste recycling sector and is majority owned by GETH. SFS will be directly involved in the day-to-day operations of each plant.

About BHP Engineering & Construction LP

BHP Engineering & Construction LP has a record of over 33 years in providing quality, responsive, and cost effective engineering and construction services to refining, oil and gas, chemical, municipal and military clients. We are a multi-discipline, full-service design engineering and construction firm with a diversified staff of engineers, planning/scheduling specialists, designers, instrument & electrical technicians, surveyors, construction coordinators, construction management and support personnel.

For more information on GETH:

www.greenenvirotech.com

CONTACT INFORMATION
Public Relations and Media Contact:
LCG
Headquarter Office
702.333.4886
www.lcginfo.com

For more information on BHP:

http://www.bhpeng.com/